                                                                      Exhibit 12


                John Deere Capital Corporation and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                             (thousands of dollars)

                             2002       2001       2000       1999       1998
                           --------   --------   --------   --------   --------
Earnings:

  Income before income
    taxes and changes
    in accounting          $370,972   $245,662   $216,712   $235,760   $233,534

  Fixed charges             382,547   $459,348    447,169    366,102    373,237
                           --------   --------   --------   --------   --------

    Total earnings         $753,519   $705,010   $663,881   $601,862   $606,771
                           ========   ========   ========   ========   ========

Fixed charges:

  Interest expense         $374,883   $452,032   $440,220   $360,925   $368,381

  Rent expense                7,664   $  7,316      6,949      5,177      4,856
                           --------   --------   --------   --------   --------

    Total fixed charges    $382,547   $459,348   $447,169   $366,102   $373,237
                           ========   ========   ========   ========   ========

Ratio of earnings to
   fixed charges *             1.97       1.53       1.48       1.64       1.63
                           ========    ========  ========   ========   ========

___________

"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.